UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
                         (Title of Class of Securities)

                                    73582A107
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: |X| Rule 13d-1(c)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following page(s)

Page 1 of 4 Pages

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CUSIP No. 73582A107                   13G                      Page 2 of 4 Pages
-------------------                   ----------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Longview Equity Fund L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           428,571 shares of Common stock
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         428,571 shares of Common Stock
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     428,571 shares of Common Stock
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |X|
     The aggregate amount in Row 9 excludes the exercise of any Warrants that Longview Equity Fund L.P. currently holds pursuant to a contractually stipulated 4.99% ownership restriction. The exercise of the Warrants would exceed this restriction.
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 73582A107               13G                          Page 3 of 4 Pages
-------------------               ----------------

ITEM 1 (a) NAME OF ISSUER: Raptor Networks Technology Inc.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      65 Enterprise Drive, Aliso, Viejo, CA 92656

ITEM 2 (a) NAME OF PERSON FILING: Longview Equity Fund L.P.

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      600 Montgomery Street, 44th Floor, San Francisco, CA 94111

ITEM 2 (c) CITIZENSHIP: Delaware

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, $0.001 par value

ITEM 2 (e) CUSIP NUMBER: 93582A107

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B):

      Not applicable

ITEM 4 OWNERSHIP

      (a) AMOUNT BENEFICIALLY OWNED: 428,571 Shares of Common Stock

      (b) PERCENT OF CLASS: 5.5%

      (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i) SOLE POWER TO VOTE OR DIRECT THE VOTE

                  428,571 Shares

            (ii) SHARED POWER TO VOTE OR DIRECT THE VOTE

                  0 Shares

            (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                  428,571 Shares

            (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                  0 Shares

-------------------               ----------------
CUSIP No. 73582A107               13G                          Page 4 of 4 Pages
-------------------               ----------------

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

      Not applicable

ITEM 9 NOTICE OF DISSOLUTION OF GROUP

      Not applicable

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           June 7, 2004
                                           (Date)

                                           /s/ Wayne Coleson
                                           -------------------------------------
                                           (Signature)

                                           Wayne Coleson, CEO of Redwood Grove
                                           Capital Management LLC, as Investment
                                           Manager
                                           (Name/Title)